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                                                   [METAL MANAGEMENT, INC. LOGO]


                                                                    EXHIBIT 99.1


                                              METAL MANAGEMENT, INC.
                                              500 N. DEARBORN STREET o SUITE 405
                                              CHICAGO, ILLINOIS 60610
                                              www.mtlm.com
                                              NASDAQ:  MTLM


AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700
rlarry@mtlm.com


FOR IMMEDIATE RELEASE

                                                                  MARCH 25, 2004


METAL MANAGEMENT, INC. APPOINTS NEW BOARD OF DIRECTOR MEMBER

CHICAGO, IL - MARCH 25, 2004 - METAL MANAGEMENT, INC. (Nasdaq: MTLM), one of the nation's largest full service scrap metal recyclers, announced that Robert Lewon has been appointed to its Board of Directors, effective March 25, 2004.

Mr. Lewon has over 40 years of experience in the scrap metal industry and has served as an executive of scrap companies, including President of Simsmetal USA Corp. Additionally, Mr. Lewon has served as a consultant to scrap metal companies since his retirement from Simsmetal in 1993.

Daniel W. Dienst, Metal Management's Chairman and CEO, noted, "We are extremely pleased to have an industry veteran with Bob Lewon's scrap metal background join our Board. Bob has an accomplished career in the business and brings knowledge, industry experience, and integrity that will be of great benefit to the company and our shareholders."

Robert Lewon stated, "I am excited about the prospects for Metal Management and contributing to its strategic plans. The company is an industry leader and can serve as a platform from which the industry can redefine itself. I am thrilled to be a part of Metal Management's long term growth."


ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metals recyclers in the United States, with approximately 40 recycling facilities in 13 states.
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For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.


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All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2003, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: debt leverage on Metal Management, debt covenants that restrict our ability to engage in certain transactions, cyclicality of the metals recycling industry, commodity price fluctuations, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, impact of export and other market conditions on the business, availability of scrap alternatives, underfunded defined benefit pension plans, historical operating losses, and limited common stock trading history.

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